FUND PARTICIPATION AGREEMENT

     American United Life Insurance Company (hereinafter called "AUL"), for itself and on behalf of one or more separate accounts of AUL (hereinafter called "Separate Accounts"), INVESCO Funds Group, Inc. (hereinafter called "Distributor") and INVESCO Dynamics Fund, Inc. (hereinafter called "Fund"), for good and valuable consideration, hereby agree on this 14th day of March, 1995, that shares of the Fund shall be made available to serve as an underlying investment medium for Group Variable Annuity Contracts (hereinafter called "Contract(s)") to be offered by AUL subject to the following provisions:

1. AUL represents and warrants that: (i) it has established the Separate Accounts as separate accounts under Indiana law; (ii) AUL has registered the Separate Accounts as unit investment trusts under the Investment Company Act of 1940, as amended (the "1940 Act") to serve as an investment vehicle for certain Contracts or, alternatively, has not registered one or more of the Separate Accounts in proper reliance upon an exclusion from registration under the 1940 Act; and (iii) the Contracts provide for the allocation of net amounts received by AUL to separate subaccounts of the Separate Accounts, for investment in the shares of specified investment companies selected among those companies available through the Separate Accounts to act as underlying investment media.

2. AUL agrees to make every reasonable effort to market its Contracts. In marketing its Contracts, AUL will comply in all material respects with applicable state insurance and federal and state securities laws.

3. Distributor represents that it is registered as a broker-dealer under the Securities Exchange Act of 1934, and may properly cause Fund shares to be made available for the purposes of this Agreement pursuant to a general distribution agreement between the Fund and the Distributor.

4. The Fund, or any such other agency as specified by the Fund, will use its best efforts to provide net asset value, dividend information and capital gain information to AUL on each day on which the Fund is priced (the "Price Date"). The Distributor appoints AUL as its agent for the limited purpose of accepting orders for Fund shares. AUL agrees to notify Distributor by 10:00 a.m., Eastern Time, on the next business day following the Price Date of the net amount of orders that were placed by Contractholders in each Separate Account by the close of the New York Stock Exchange on the Price Date. Payment for net purchases will be wired to a custodial account designated by the Fund by 12:00 noon, Eastern Time, on the business day following the Price Date. Likewise, orders for liquidation of shares of the Fund will be paid in cash and wired from the Fund's custodial account to an account designated by AUL. Such orders shall ordinarily be paid by 12:00 noon, Eastern Time, on the business day following the Price Date. However, the Fund reserves the right to postpone payment upon redemption consistent with Section 22(e) of the 1940 Act. Subject to its receipt of orders and, in the case of purchase orders, federal funds, prior to the foregoing deadlines, the Fund will execute orders at the net asset value as determined as of the business day following the Price Date. However, the Fund reserves the right to postpone payment upon redemption consistent with Section 22(e) of the 1940 Act. Subject to its receipt of orders and, in the case of purchase orders, federal funds, prior to the foregoing deadlines, the Fund will execute orders at the net asset value as determined as of the close of trading on the Price Date, except that with respect to orders for redemption, the Fund reserves the right to suspend the right of redemption, consistent with Section 22(e) of the 1940 Act and any rules thereunder. Dividends and capital gains distributions shall be reinvested in additional shares at the ex-date net asset value.

     If the Fund provides incorrect share net asset value information, AUL shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value per share (and, if and to the extent necessary, AUL shall make adjustments to the number of units credited and/or unit values for the Contracts for the periods affected). Any error in the calculation or reporting of net asset value per share, dividend or capital gains information greater than or equal to $.01 per share shall be reported promptly to AUL. Any error of a lesser amount shall be corrected in the next business day's net asset value per share. In the event adjustments are required to correct any error in the computation of the Fund's net asset value per share, or dividend or capital gain distribution, the Distributor or the Fund shall notify AUL promptly after discovering the need for such adjustments. If an adjustment is necessary to correct an error which has caused Contractholders to receive less than the amount to which they are entitled, the Fund shall make all necessary adjustments to the number of shares owned by the Separate Accounts and distribute to the Separate Accounts the amount of the underpayment. AUL will adjust the number of shares of the applicable sub-account of each Contractholder and credit the appropriate amount of such payment to each Contractholder. In no event shall AUL be liable to Contractholders for any such adjustments or underpayment amounts. If Contractholders have received amounts in excess of the amounts to which they otherwise would have been entitled prior to an adjustment for an error, the parties agree to discuss the situation and, where it is mutually agreed that it would be reasonable to attempt to collect such excess amounts from the Contractholders, AUL will make a good faith attempt to collect such excess amounts. In no event shall AUL be liable to the Fund or the Distributor for any such adjustments or overpayment amounts, provided that the overpayment was not caused by AUL.

5. All expenses incident to the performance by Distributor or the Fund under this Agreement shall be paid by Distributor or the Fund. The Fund shall pay the cost of registration of its shares with the Securities and Exchange Commission (the "SEC"). The Fund shall distribute to the Separate Accounts its proxy material , periodic Fund reports to shareholders and other material the Fund may require to be sent to participants. The Fund shall pay the cost of qualifying Fund shares in states where required. The Distributor shall provide the Separate Accounts with a reasonable quantity of the Fund's prospectuses and sales literature upon request to be used in connection with the transactions contemplated by this Agreement.

6. AUL and its agents shall make no representations concerning the Fund or Fund shares except those contained in the then current registration statement or prospectus of the Fund, in periodic reports or proxy statements for the Fund, or in current printed sales literature prepared or approved by Distributor, except with the prior permission of the

     Distributor or its designee. The parties agree that total return information of the Fund derived from net asset values and dividend information provided by the Fund, from the prospectus or registration statement of the Fund or from reports provided by the Fund or the Distributor to AUL may be used by AUL in connection with the sale of the Contracts without prior approval of the Distributor; however, AUL shall be responsible for using such information in conformity with all applicable laws and regulations including, without limitation, disclosing that such total return information does not include charges and expenses attributable to the Contracts and/or restating such information to give effect to such charges and expenses on a pro forma basis.

7. a. Administrative services to participants shall be the responsibility of AUL and shall not be the responsibility of Distributor or the Fund. The Fund recognizes that AUL will be the sole shareholder of shares of the Fund issued pursuant to the Contracts. Such arrangement will result in aggregated share orders. Distributor recognizes that it will derive a savings of administrative expense by virtue of having a sole shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, wherein AUL keeps deferred compensation plan participant records under the Contracts, the Distributor agrees to pay to AUL such fees as are set forth in Exhibit A attached hereto and hereby incorporated herein by reference. AUL understands that the Fund and the Distributor have entered into an agreement under a plan (the "Plan") pursuant to Rule 12b-1 under the 1940 Act for making payments to certain persons for
          distribution   assistance  and  shareholder servicing.  AUL  further
          understands that the payment of the fees set forth in Exhibit A has been authorized pursuant to the Plan, that the Plan has been approved by the board of directors and shareholders of the Fund, and that such fees will be paid out of the fees paid to Distributor as the Fund's investment advisor or distributor, the Distributor's past profits, or any other such source available to Distributor, and shall be paid only so long as the Plan is in effect. Distributor agrees to notify AUL promptly in the event that the Plan is terminated or amended in a fashion that would impact Distributor's obligations under this provision.

     b. AUL shall, for all purposes herein, be deemed to be an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Distributor or the Fund in any way or otherwise be deemed an agent of the Distributor or the Fund. The services to be provided by AUL to its Separate Account customers include mailing and otherwise making available to AUL's customers, shareholder communications including,
          without limitation,   prospectuses,  proxy  materials,  shareholder
          reports, unaudited semi-annual and audited annual financial statements, and other notices; handling general shareholder relations between the Fund and Separate Account customers; including, without limitation, advising as to performance, yield being earned, dividends declared, and providing assistance with other questions concerning the Fund; and such other services and assistance to the Distributor with respect to AUL's customers as the Distributor shall reasonably request including, without limitation, assistance in maintaining shareholder accounts and records.

8.   This Agreement shall terminate as to the sale and issuance of Contracts:

          a. at the option of AUL, Distributor or the Fund upon three months' advance written notice to the other parties;

          b. at the option of AUL, Distributor or the Fund, upon institution of formal proceedings relating to (i) the marketing of the Contracts, (ii) the Separate Accounts, (iii) AUL, (iv) Distributor or (v) the Fund by the National Association of Securities Dealers ("NASD"), the SEC or any other regulatory body; provided, however, that the terminating party determines in good faith that such proceedings will have a material adverse effect upon the ability of the party which is the subject of such proceedings to perform its obligations under this Agreement;

          c. at the option of the Fund, the Distributor, or AUL, upon termination of Distributor's general distribution agreement with the Fund or upon termination of the Plan. Notice of such termination shall be promptly furnished. This paragraph (c) shall not be deemed to apply if, contemporaneously with such termination, a new contract of substantially similar terms is entered into between Distributor and the Fund or a new Plan having substantially similar terms is approved;

          d. upon assignment of this Agreement, at the option of any party not making the assignment, unless made with the written consent of the other parties; or

          e. in the event interests in the Separate Accounts, the Contracts, or Fund shares are not registered, issued or sold in conformity with federal law or such law precludes the use of Fund shares as an underlying investment medium of Contracts issued or to be issued by AUL. Prompt notice shall be given by the terminating party to the other parties in the event the conditions of this provision occur.

9. Further, this Agreement may terminate upon a decision by AUL, in accordance with regulations of the SEC, to substitute Fund shares with the shares of another investment company for Contracts for which the Fund shares have been selected to serve as the underlying investment medium. AUL will give 60 days' written notice to the Fund and the Distributor upon the occurrence of the earlier of the following actions taken for the purpose of substituting shares of the Fund: (1) an application made to the SEC,
     (2) a proposed Contractowner vote, or (3) AUL's determination to substitute Fund shares with the shares of another investment company.

10. Each notice required by this Agreement shall be given in writing and delivered via overnight courier, facsimile transmission or certified mail, return receipt requested, as follows:

           If to AUL:
           American United Life Insurance Company
           One American Square
           Indianapolis, Indiana 46206
           Attention: Richard A. Wacker, Associate General Counsel

           If to the Distributor or to the Fund:
           INVESCO Funds Group, Inc.
           7800 East Union Avenue
           Denver, Colorado 80237
           Attention: General Counsel

     or to such other address as may be specified in a written notice given to the other parties. The date of service of any notice shall be the date it is received by the recipient.

11. The Fund shall send to AUL, within ten days after the end of each month, a monthly statement confirming all transactions made by the Fund on behalf of the Separate Accounts.

12. AUL will distribute all proxy material furnished by the Fund to the extent required by applicable law. For so long as the SEC interprets the 1940 Act to require pass-through voting by insurance companies whose separate accounts are registered as investment companies under the 1940 Act ("Registered Separate Accounts"), AUL shall vote shares of the Fund held in Registered Separate Accounts at shareholder meetings of the Fund in accordance with instructions timely received by AUL (or its designated agent) from owners of Contracts funded by such Registered Separate Accounts having a voting interest in the Fund. AUL shall vote shares of the Fund held in Registered Separate Accounts that are attributable to the Contracts as to which no timely instructions are received, as well as shares held in such Registered Separate Account that are not attributable to the Contracts and owned beneficially by AUL (resulting from charges against the Contracts or otherwise), in the same proportion as the votes cast by owners of the Contracts funded by the Separate Account having a voting interest in the Fund from. whom instructions have been timely received. AUL shall vote shares of the Fund held in its general account or in any Separate Account that is not registered under the 1940 Act, if any, in its discretion or in the same proportion as the votes cast with respect to shares of the Fund held in all Registered Separate Accounts of AUL, in the aggregate. AUL will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Fund shares held for such Contractowners.

13. Each party hereto shall cooperate with the other parties and all appropriate governmental authorities and shall permit authorities access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

14.  a.   AUL agrees to indemnify and hold harmless the Fund,  Distributor and each of their respective trustees, directors, officers, employees, and each person, if any, who controls the Fund or the Distributor within the meaning of the Securities Act of 1933 (the "1933 Act") against any losses, claims, damages or liabilities to which the Fund, Distributor or any such director, officer, employee or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any wrongful act or omission of AUL; (ii) any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Contracts, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided however, that AUL will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged untrue statement or omission made in such registration statement, prospectus or sales literature in conformity with written information furnished to AUL by the Distributor or the Fund specifically for use therein relating to the Distributor or the Fund; (iii) any material breach of any representation, warranty or covenant made by AUL in this Agreement; (iv) any untrue statement or alleged untrue statement of any material fact contained in information furnished in writing by AUL specifically for use in the Registration Statement or prospectus of the Fund, or the omission or the alleged omission to state therein a material fact relating to AUL or its Separate Accounts required to be stated therein or necessary to make the statements therein not misleading; or (v)
          any conduct, statements  or   representations (other  than  statements
          or representations contained in the prospectus, registration statement, proxy, or periodic reports of the Fund or other information provided by the Fund or the Distributor or the designee of either, or in sales literature of the Fund or sales literature that has been approved by the Distributor or its designee) of AUL or its agents, with respect to the sale and distribution of the Separate Accounts for which Fund shares are an underlying investment; and AUL will reimburse any legal or other expenses reasonably incurred by the Fund, the Distributor or any such director, officer, employee, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which AUL may otherwise have.

     b. The Fund, to the extent provided below, and the Distributor agree to indemnify and hold harmless AUL, the Separate Accounts, and each of AUL's directors, officers, employees, and each person, if any, who controls AUL within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which AUL or any such director, officer, employee, or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any wrongful act or omission of Distributor or the Fund; (ii) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or sales literature of the Fund, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that the Fund and the Distributor will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged untrue statement or omission made in such Registration Statement, prospectus or sales literature in conformity with written information furnished to the Fund or Distributor by AUL specifically for use therein relating to AUL or its Separate Accounts; (iii) any material breach of any representation, warranty or covenant made by the Fund or Distributor in this Agreement; (iv) any untrue statement or alleged untrue statement of any material fact contained in information furnished in writing by the Fund or the Distributor specifically for use in the registration statement or prospectus for the Contracts, or the omission or the alleged omission to state therein a material fact relating to the Fund or the Distributor required to be stated therein or necessary to make the statements therein not misleading; or (v) the Fund's failure to maintain its qualification as a regulated investment company as required by the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, and any other law or regulation; and the Fund or Distributor will reimburse any legal or other expenses reasonably incurred by AUL or any such director, officer, employee, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Fund and the Distributor shall have no obligations under this Section 14.b. for any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in a prospectus of the Fund but eliminated or remedied in a subsequent Fund prospectus if (i) such subsequent Fund prospectus was not delivered at or prior to the time required by the 1933 Act or the regulations thereunder or the 1940 Act or the regulations thereunder; (ii) AUL had an obligation to deliver such subsequent prospectus; and (iii) the acquisition of the Contracts or interest thereunder arose after the time that the subsequent prospectus could reasonably have been delivered. The Fund shall not have any indemnification obligation pursuant to this Section 14.b. unless the loss, claim, damage or liability results from the gross negligence, bad faith, willful misconduct or reckless disregard of duty of the Board of Directors of the Fund or any member thereof. This indemnity agreement will be in addition to any liability which the Fund or Distributor may otherwise have.

     c. Promptly after receipt by an indemnified party under this paragraph of notice of the commencement of an action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this paragraph, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this paragraph. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this paragraph for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof.

15. Except as provided elsewhere in this Agreement, advertising and sales literature with respect to the Fund prepared by AUL or its agents for use in marketing its Contracts will be submitted to Distributor for review before such material is either used or submitted to the SEC or NASD for review.

16. This Agreement shall be construed in accordance with the laws of the State of Indiana.

17. The Fund shall comply with Subchapter M of the Code and the regulations thereunder and shall qualify as a regulated investment company thereunder, and shall comply with the applicable provisions of the 1940 Act. The Distributor shall provide AUL each quarter with a letter from the appropriate Fund officer certifying the Fund compliance as a regulated investment company. The Distributor agrees that the Fund shall be managed consistent in all material respects with its investment objective or objectives, investment policies, and investment restrictions as described in the Fund's prospectus and registration statement, as amended or modified from time to time.

18. This Agreement and the Fund account application completed by AUL contain the entire understanding and agreement among the parties with respect to the subject matter of this Agreement and may not be amended except by written agreement of the parties hereto.

19. This Agreement shall extend to and be binding upon AUL, the Distributor and the Fund and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party without the prior written consent of the other parties. For purposes of this provision, "assignable" shall be defined with reference to the definition and description of "assignment" in the 1940 Act and the regulations thereunder.

20. The Distributor and the Fund agree that the names, addresses, and other information relating to the owners of the Contracts or participants or prospects for the sale of the Contracts are the exclusive property of AUL and may not be used by Distributor or the Fund without the written consent of AUL.

21. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                   AMERICAN UNITED LIFE INSURANCE COMPANY, for itself and on behalf of the Separate Accounts



                                   By:  \s\  James H. Akins Jr.
                                   ----------------------------
                                   Title:  Vice President Pension Contracts
                                           & Compliance


                                   INVESCO FUNDS GROUP, INC.



                                   By: \s\ Dan Hesser
                                   --------------------------
                                   Title:  President and CEO


                                   INVESCO DYNAMICS FUND, INC.



                                   By: \s\ Dan Hesser
                                   ------------------------
                                   Title: President

                                    EXHIBIT A

Effective March 14, 1995, payments to AUL will be made according to the following schedule:

      Annual rate of 0.25% of average of aggregate net asset value of outstanding shares of the Fund held by AUL, measured on each calendar day during each calendar quarter, the applicable portion of which is payable within 10 business days following the end of each calendar quarter, provided that no payments shall be made in an amount less than $25.00.